UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 15, 2012

SANCHEZ ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35372	45-3090102
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Bagby Street
Suite 1600
Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

(713) 783-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)         The information provided under Item 8.01 of this Current Report on Form 8-K is incorporated in this Item 5.02(e) by reference.

Item 8.01. Other Events

As previously disclosed in the definitive proxy statement for Sanchez Energy Corporation’s (the “Company”) 2012 annual meeting of stockholders, the Company’s Board of Directors (the “Board”) made grants of restricted stock to certain employees and affiliates of Sanchez Oil & Gas Corporation (“SOG”) under the Company’s 2011 Long Term Incentive Plan (the “Plan”).  Those grants were made to A. R. Sanchez, Jr., Chairman of the Board of Directors of SOG and father of our President and Chief Executive Officer, Eduardo Sanchez, the managing member of Sanchez Capital Advisors, LLC, an affiliate of SOG, and Patricio D. Sanchez, the executive Vice President of SOG, in the amounts of 350,000, 250,000 and 250,000 shares, respectively.

At the recommendation of the Company’s President and Chief Executive Officer, A.R. Sanchez, III, and with the consent of the recipients of the restricted stock awards described above, the Board has approved the rescission of those awards in their entirety.  Further, A.R. Sanchez, III has recommended, and our Board has accepted, the rescission of the grant made to him earlier this year of 250,000 shares.  In his recommendation to the Board, A.R. Sanchez, III noted that his recommendations to rescind these restricted stock awards were voluntary actions made for the benefit of all stakeholders of the Company.

Under the terms of the Plan, the Board is authorized to make awards to employees of SOG given that the Company does not have any employees of its own and employees of SOG provide the services that are necessary for the proper functioning of the Company through a master services agreement.  All grants previously made to employees of SOG, other than those referred to above, were not modified or cancelled as a result of the rescissions described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANCHEZ ENERGY CORPORATION

Date: June 15, 2012	By:	/s/ Michael G. Long
Michael G. Long
Senior Vice President and
Chief Financial Officer